EXHIBIT 99.1

PRESS RELEASE

INVESTOR/FINANCE CONTACT:
Rob Krolik
DigitalThink
415-625-4076
investorrelations@digitalthink.com


DigitalThink Announces Financial Results for Third Quarter of Fiscal 2004

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San Francisco,  CA - January 28, 2004 - DigitalThink,  Inc. (Nasdaq:  DTHK), the
leader in custom e-learning for Fortune 1000 companies, today announced financial results for its third quarter of fiscal 2004.

Revenues for the third quarter of fiscal 2004 were $10.6 million, down 4 percent from revenues of $11.0 million in the same period last year. Total costs and expenses were $13.7 million in the quarter ended December 31, 2003, compared with $12.9 million for the same period last year. The company reported a net loss for the third quarter of 2004 of $3.1 million, or a loss of $0.06 per share, compared with a net loss for the same period last year of $1.8 million, or a loss of $0.04 per share.

Revenues for the first nine months of fiscal 2004 were $33.5 million, compared with $30.7 million for the same period last year. Total expenses were $51.3 million, compared with $40.3 million in the same period last year. Net loss for the first nine months of fiscal 2004 was $17.7 million or a loss of $0.39 per share, compared with a net loss of $59.6 million, or a loss of $1.45 per share, for the same period last year, including the cumulative effect of the accounting change for the implementation of Statement of Financial Accounting Standard No.
142. Net loss for the nine months ended December 31, 2002, excluding the cumulative effect of such accounting change, was $9.4 million or $0.23 per share.

"We are seeing very positive signs in the custom e-learning business and more importantly in our business," said Michael Pope, president and chief executive
officer  of   DigitalThink.   "More


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companies  are  looking  to  move  custom  instructor-led   training  to  custom
e-learning. This is evidenced by our positive booking trends over the last three quarters and the 23 new customers we saw in the December quarter. Our list of referenceable customers is long and deep and we are proud to be able to deliver custom e-learning that produces positive business results for our customers."

"We are beginning to see more companies look to outsource their training to providers that are experts in the field. DigitalThink is ideally positioned to capitalize on this outsourcing opportunity as e-learning courseware services are seen as a critical component of the growing outsourced training trend. We are also seeing renewed interest in the partner channel as evidenced by the most recent announcement of our joint retail solution with BearingPoint. We are making progress with other software and outsourcing companies as well. That said, we do face a significant challenge in our relationship with our customer EDS."

"EDS is our largest customer first signed under a master agreement in July of 2000," continued Pope. "We have a valid and binding contract with EDS that runs through June 2005. Many times over our three-year relationship we have renegotiated the master agreement with EDS by amending and expanding our service offering, in all cases with the best interests of our customer in mind. EDS alleges that DigitalThink is currently in default under the master agreement. We strongly believe there is no basis for these allegations. The dispute is not over quality of courseware or level of service concerns. EDS, however, has indicated it may attempt to terminate the remaining portion of the contract."

"This current discussion does not surprise me, as we have renegotiated many times in the past. We are currently in negotiations with EDS to provide a business resolution to the matter using the process provided for in our contract. If we are unable to reach a mutually-agreeable business resolution regarding this matter we intend to pursue all breach of contract and other claims we have against EDS. Obviously, a business resolution is our preferred outcome."

"Rest assured, we are not standing still at DigitalThink. Customer concentration risk is not new to this company. As such, we have assessed the situation of what DigitalThink looks like


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without EDS many times in the past.  We have a plan that we believe  will enable us to serve our clients and fulfill on our mission of providing outstanding customer service and custom e-learning. Our plan would require significant expense reductions, including headcount reductions and lease terminations."

"In summary, you should understand four points: one, we see positive trends in our business conditions; two, there is an issue with EDS that we are taking all possible steps to resolve amicably; three, we believe we have an extremely strong case should we have to resort to a legal resolution; and four, most importantly, we have a plan for DigitalThink's continued execution for our customers and our shareholders should EDS go away as a customer," concluded Pope.

Recent Highlights

Quarter highlights at DigitalThink include:

o Adding 23 new customers and expanding business with over 49 existing customers.

o Being ranked the 22nd fastest growing technology company in North America on the 2003 Deloitte Technology Fast 500 list.

o Releasing our upgraded on-demand L5 Learning Delivery System, which includes performance improvements and quality enhancements, making this release a significant contribution to the overall e-Learning industry and an immediately benefit to DigitalThink customers.

o Announcing a jointly developed solution with BearingPoint exclusively for retailers. This solution brings together DigitalThink's expertise in custom e-learning and delivery and BearingPoint's extensive blended learning consulting and systems integration experience; as well as their established enterprise productivity capability in the retail industry.


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About DigitalThink

DigitalThink is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development, do-it-yourself capabilities, learning delivery, and industry-specific expertise. DigitalThink's customers include ADP Dealer Services, BearingPoint, Circuit City, EDS, Kinko's, Mazda, and Red Hat. When learning matters, the proven choice is DigitalThink.

                                      # # #


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act 1995:

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding DigitalThink's expectations, anticipations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding DigitalThink's expectations for fiscal 2004 and are based on management's projections and beliefs regarding DigitalThink's sales strategies, product capabilities, ability to control expenses, ability to recognize revenues from backlog, future sales, the applicability of DigitalThink's solutions to existing and prospective customers, growth of future enrollments, and the growth of the e-learning market. All forward-looking statements included in this release are based upon information available to DigitalThink as of the date hereof, and DigitalThink assumes no obligation to update any such forward-looking statement. Actual results could differ materially from DigitalThink's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, our limited operating history, expected fluctuation of our quarterly revenues, our ability to recognize revenues in accordance with our expectations, our ability to maintain our relationships with our principal customers, successful hiring and retention of qualified staff in both the US and India, the continued success of our alliance program, and other factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and subsequently filed quarterly reports on Form 10-Q, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov.



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                               DigitalThink, Inc.
                            Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                       Three Months Ended     Nine Months Ended
                                          December 31,          December 31,
                                       -------------------   -------------------
                                         2003       2002       2003       2002
                                       --------- ---------   --------- ---------
Revenues:
  Delivered Learning fees..............$  5,701  $  5,554    $ 17,098  $ 16,415
  Learning Solution services...........   4,892     5,481      16,368    14,248
                                       --------- ---------   --------- ---------
    Total revenues.....................  10,593    11,035      33,466    30,663

Costs and expenses:
  Cost of Delivered Learning fees......   1,060     1,042       3,109     3,657
  Cost of Learning Solution services...   2,811     1,852       8,247     4,928
  Content research and development.....   1,252     1,346       3,902     4,214
  Technology research and development..   1,261     1,667       4,790     5,267
  Selling and marketing................   3,807     3,355      11,160    10,268
  General and administrative...........   2,061     1,510       6,375     5,357
  Depreciation.........................   1,368     1,729       4,333     5,253
  Amortization of intangibles and
   stock-related charges...............     137       450       1,008     1,432
  Settlement of patent litigation......       -         -       1,450         -
  Loss from write-down of intangibles..       -         -       3,507         -
  Restructuring charge (recovery)......     (53)      (83)      3,384       (83)
                                       --------- ---------   --------- ---------
    Total costs and expenses...........  13,704    12,868      51,265    40,293
                                       --------- ---------   --------- ---------
Loss from operations...................  (3,111)   (1,833)    (17,799)   (9,630)
Interest and other income..............      25        60          60       224
                                       --------- ---------   --------- ---------
Net loss before cumulative effect of
 accounting change.....................  (3,086)   (1,773)    (17,739)   (9,406)
Cumulative effect of accounting change.       -         -           -   (50,189)
                                       --------- ---------   --------- ---------
Net loss...............................$ (3,086) $ (1,773)   $(17,739) $(59,595)
                                       ========= =========   ========= =========

Net loss per share--basic and diluted:
Before cumulative effect of
 accounting change.....................$  (0.06) $  (0.04)   $  (0.39) $  (0.23)
Cumulative effect of accounting change.       -         -           -     (1.22)
                                       --------- ---------   --------- ---------
Net loss per share--basic and diluted..$  (0.06) $  (0.04)   $  (0.39) $  (1.45)
                                       ========= =========   ========= =========

Shares used in computing basic and
 diluted loss per share................  49,197    41,372      46,070    41,090
                                       ========= =========   ========= =========

Reconciliation of GAAP net loss to
 pro-forma net loss:
Net loss - GAAP........................$ (3,086) $ (1,773)   $(17,739) $(59,595)
  Add back: Cumulative effect of
            accounting change..........       -         -           -    50,189
  Add back: Amortization of intangibles
            and stock-related charges..     137       450       1,008     1,432
  Add back: Settlement of patent
            litigation.................       -         -       1,450         -
  Add back: Loss from write-down of
            intangibles................       -         -       3,507         -
  Add back: Restructuring charge
            (recovery).................     (53)      (83)      3,384       (83)
                                       --------- ---------   --------- ---------
Net loss - pro forma...................$ (3,002) $ (1,406)   $ (8,390) $ (8,057)
                                       ========= =========   ========= =========
Net loss per share - pro forma.........$  (0.06) $  (0.03)   $  (0.18) $  (0.20)
                                       ========= =========   ========= =========


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                               DigitalThink, Inc.
                                 Balance Sheets
                      (in thousands, except per share data)
                                  (unaudited)

                                                   December 31,       March 31,
                                                      2003              2003
                                                   ------------     ------------
ASSETS

Cash, marketable securities and restricted cash*   $    27,083      $    26,709
Accounts receivable                                     10,097            6,344
Other                                                    2,032            2,302
Property and equipment, net                             12,810           14,510
Goodwill and other intangible assets                    24,628           23,747
                                                   ------------     ------------
     Total assets                                  $    76,650      $    73,612
                                                   ============     ============

LIABILITIES & STOCKHOLDERS' EQUITY

Deferred revenue                                   $     3,473      $     6,343
Other                                                   14,853           11,619
Long-term liabilities                                    9,230            5,892
Total stockholders' equity                              49,094           49,758
                                                   ------------     ------------
     Total liabilities and stockholders' equity    $    76,650      $    73,612
                                                   ============     ============

* includes $3.7 million and $4.0 million in non-current restricted cash and deposits at December 31, 2003 and March 31, 2003, respectively.